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                                                                     EXHIBIT 2.2


                                 AMENDMENT NO. 1
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
      RIVA BANCSHARES, INC. (FORMERLY FIRST PREMIER FINANCIAL CORPORATION)
                                       AND
                            PREMIER BANCSHARES, INC.


         This Amendment No. 1 to that certain Agreement and Plan of Merger, dated as of May 6, 1999 (the "Amendment"), is made and entered into this 22nd day of July, 1999, by and between Riva Bancshares, Inc., formerly First Premier Financial Corporation ("Riva Bancshares"), a Delaware corporation having its principal office located in St. Louis, Missouri, and Premier Bancshares, Inc. ("Premier"), a Missouri corporation having its principal office located in Jefferson City, Missouri.

                              W I T N E S S E T H:

         WHEREAS, Riva Bancshares and Premier entered into that certain Agreement and Plan of Merger dated as of May 6, 1999 (the "Agreement"); and

         WHEREAS, the parties to the Agreement have determined that it is in their respective best interests to (i) provide the Board of Directors of Premier with the opportunity to ratify and approve the selection and appointment of certain directors to the Board of Directors of Riva Bancshares; (ii) to allow the Board of Directors of Premier to designate three members of its present Board of Directors (the "Premier Directors") to serve as Class III directors of Riva Bancshares upon completion of the merger of Premier with and into Riva Bancshares (the "Merger"); and (iii) in the event that a vacancy in the Riva Bancshares' Board of Directors is created as a result of the resignation, removal or death of one of the Premier Directors, to provide the remaining Premier Directors with the ability to nominate such director's replacement; and

         WHEREAS, the Boards of Directors of the parties have determined that is in their respective best interests and the respective best interests of their shareholders that the Agreement be amended;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereby amend the Agreement in the manner hereinafter set forth.

         (1) Section 2.3 is hereby added to the Agreement and shall read as follows:

         "2.3     Directors. The Board of Directors of Premier hereby approves and ratifies the selection and appointment of the following individuals to serve as members of the Board of Directors of Riva Bancshares:

                  (a)      Alan C. Henderson;
                  (b)      Lewis A. Levey;
                  (c)      Jacob W. Reby;
                  (d)      Andrew M. Rosen; and
                  (e)      Patricia D. Whitaker."

         (2) Section 2.4 is hereby added to the Agreement and shall read as follows:

         "2.4     Premier Directors.  At the Effective Time, the number of
members of the Board of Directors of Riva Bancshares shall be increased to ten and the following members of the Board of Directors of Premier


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(the "Premier Directors") shall be nominated by the Riva Bancshares Board of
Directors and elected to such Board:

                  (a)      Harold B. Remley;
                  (b)      Bruce W. Wiley; and
                  (c)      Charles R. Willibrand.

Each of the Premier Directors shall be elected as Class III Directors of Riva Bancshares and shall serve for a term of three years and until their successors have been elected and qualified; provided, however, that in the event that during the initial term of the Premier Directors, a vacancy is created as a result of the resignation, removal or death of one of the Premier Directors, the remaining Premier Directors shall nominate such director's replacement, whose term shall expire at the next election of the Class III Directors."

         (3) The parties further agree that all capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

         (4) Except as otherwise provided herein, all terms and provisions of the Agreement shall remain in full force and effect.

         (5) This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their officers thereunto duly authorized and have caused this Amendment to be dated as of the date and year first above written.


                                 RIVA BANCSHARES, INC.


                        By:      /s/ Richard C. Jensen
                                 -----------------------------------------------
                        Name:    Richard C. Jensen
                        Title:   Chairman, President and Chief Executive Officer


                                 PREMIER BANCSHARES, INC.


                        By:      /s/ Charles R. Willibrand
                                 -----------------------------------------------
                        Name:    Charles R. Willibrand
                        Title:   Chairman of the Board



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